Exhibit (a)(5)(c)

The following is an excerpt from the script for the conference call that was held at 7:30 a.m. Eastern Time on October 24, 2022 by Applied Genetic Technologies Corporation (“AGTC”). The following does not purport to be a complete statement or summary of the conference call.

Chris Hollowood, Syncona CIO:

Good morning all and thank you Sue for the introduction. I am pleased to be here to discuss today’s announcement and wanted to take the opportunity to provide some background on Syncona and why we’re here today. We are a leading healthcare investor based in the UK. We were founded in 2012 by the Wellcome Trust and have developed a strong track record in creating life science companies and building and scaling them through the clinic. At the heart of our vision is to deliver transformational treatments to patients in areas of high unmet need and we believe there is a significant opportunity here to support a product with high potential in reaching patients. Our team has extensive experience in the field of retinal diseases and gene therapy. For example, Nightstar and Gyroscope, previously in our portfolio, were sold to Biogen and Novartis respectively. We founded these companies and took them both through to pivotal and phase II studies, remaining significant owners over six years for each of them. More broadly across the field of gene therapy we have a further three gene therapy companies in our current portfolio and so have created five since our foundation. We have an extensive network across the retinal community and part of our success has been to leverage this in the management teams we build and clinical and academic centers we work with. We intend to bring all of this experience to bear here to ensure high quality execution.

We believe that the AGTC-501 XLRP product candidate has the potential to be a best-in-class product that could transform the lives of patients suffering with this devasting blinding condition and believe we have the domain expertise and track record to enable our new portfolio company to advance this product through to patients. After the closing, we intend to work with the management team to support them to deliver a clinical plan for AGTC-501, which if successful, we believe has the potential to provide value to AGTC stockholders through the CVR. I will now pass back to Sue to provide more background on the factors contributing to the Board’s recommendation of this acquisition.

Additional Information about the Tender Offer

The tender offer for the outstanding shares of AGTC referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that subsidiaries of Syncona Limited will file with the Securities and Exchange Commission (SEC). At the time the tender offer is commenced, subsidiaries of Syncona Limited will file tender offer materials on Schedule TO, and, thereafter, AGTC will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. HOLDERS OF SHARES OF AGTC COMMON STOCK ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF AGTC COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of AGTC common stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC's website at www.sec.gov. Additional copies of the tender offer materials may be obtained for free by contacting Georgeson LLC, Syncona's Information Agent, at 800-279-6913 or 1290 Avenue of the Americas, 9th Floor, New York, NY 10104. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement to be filed by AGTC, AGTC files annual, quarterly and current reports and other information with the SEC.